Exhibit 10.15

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Strategic Alliance and Product Sales Agreement

                This Strategic Alliance and Product Sales Agreement, including the Exhibits and/or amendments (if any) attached hereto (the “Agreement”) is entered into by and between Overstock.com, Inc., a Utah Corporation located at 6322 South, 3000 East, Suite 100, Salt Lake City, UT 84121 (“Overstock”) and Safeway Inc., a Delaware Corporation with principal headquarters located at 5918 Stoneridge Mall Road, Pleasanton, California 94588 (“Safeway”). The Agreement shall be effective as of February 26, 2002 (the “Effective Date”).

Background

                WHEREAS, Overstock is an Internet retailer of name-brand surplus and close-out merchandise and specializes in selling first-quality merchandise at deep discounts across a broad range of categories;

                WHEREAS,  Safeway is one of the largest food and drug retailers in North America and owns or operates stores throughout North America;

                WHEREAS, Overstock and Safeway desire to enter into this Agreement according to the terms and conditions set forth herein;

                NOW THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

1.     DEFINITIONS

1.1.          “Applicable Laws” means state, federal and local laws, rules, regulations, codes, ordinances, administrative rulings, judgments, decrees, injunctions, writs, orders, and directives of any jurisdiction applicable to the Parties or the Agreement together with any interpretations of any governmental entity or agency with jurisdiction over the Agreement or the Parties.

1.2.          “Business Day” means a day other than a Saturday, Sunday or holiday on which financial institutions are authorized or obligated to close in New York, New York, U.S.A.

1.3.          “Confidential Information” is defined in Section 8.1.

1.4.          “Content” means interviews, concepts, data, images, programming, computer code, photographs, illustrations, graphics, audio clips, video clips, text, or other materials generated in any form or media.

1.5.          “Custom Content” shall mean Intellectual Property (including Content) made, conceived, or developed by Overstock after the Effective Date specifically on behalf of Safeway in creating the Web Site.  Custom Content does not include any Overstock Content, Overstock Intellectual Property created or otherwise owned or in the possession of Overstock prior to the Effective Date of this Agreement, as well as other Overstock Intellectual Property developed by or on behalf of Overstock outside the scope of this Agreement, or Third Party Content.

1.6.          “Customer Information” is defined in Section 3.9.2.

1.7.          “Customer Service Standards” is defined in Section 3.8.3.

1.8.          “Domain Name” shall mean the domain name specified for the Web Site in accordance with Section 3.3.

1.9.          “Intellectual Property” means all inventions (whether or not prosecutable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret, or other laws, including without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, artwork, software, programming, applets, scripts, designs, service marks, logos, tags lines, and other corporate branding/identity.

1.10.        “Look and Feel” means the graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) of a particular piece of media.

1.11.        “Overstock Content” shall mean: (i) Intellectual Property (including Content and the Overstock Site) made, conceived, or developed by Overstock prior to the Effective Date and contained in, comprising, or otherwise necessary to produce, display and/or maintain the Web Site; and (ii) Intellectual Property made, conceived or developed by or on behalf of Overstock independent of this Agreement. Overstock Content does not include Safeway Content, Third Party Content, or Custom Content.

1.12.        “Overstock Site” means the Web sites or collection of Internet pages residing on Servers owned or controlled by Overstock or its affiliated, subsidiary or related companies and currently accessible by the public via the Internet at the URL http://www.overstock.com.

1.13.        “Party” means either Safeway or Overstock; “Parties” means Safeway and Overstock.

1.14.        “Privacy Policy” means the privacy policy set forth in Exhibit A.

1.15.        “Product” means those products ordered by Safeway under this Agreement for in-store sales and those products offered for sale on the Web Site.

1.16.        “Product List” means a list of those Products (including available quantities and Purchase Price) that are available for purchase by Safeway from Overstock’s vendors, suppliers and other providers.

1.17.        “Project Manager” is defined in Section 10.1

1.18.        “Purchase Price” is defined in Section 2.2.3.

1.19.        “Safeway Content” shall mean Intellectual Property (including Content) made, conceived, or developed by Safeway and contained in, comprising, or otherwise necessary to display and/or maintain the Web Site. Safeway Content does not include Overstock Content or Third Party Content.

1.20.        “Safeway Site” means the Web sites or collection of Internet pages residing on Servers owned or controlled by Safeway or its affiliated, subsidiary or related companies and currently accessible by the public via the Internet at the URL http://www.safeway.com or other URLs owned or controlled by any Safeway Store.

1.21.        “Safeway Stores” means Safeway, Safeway Food and Drugs, Carr’s, Dominick’s, Eagle, Genuardi’s, Pak’n Save Foods, Pavilions, Randalls, Simon David, Tom Thumb, Vons, and other stores owned and/or operated by Safeway or any of its Affiliates on or after the Effective Date.

1.22.        “Server” means computers or other data processing devices that host, store, or deliver content over the Internet or such other communications network or networks as are capable of interactive communications with the Web Site, Safeway Site and Overstock Site, utilizing such communications protocols and technology as exist now or may in the future become available.

1.23.        “Term” is defined in Section 9.1.

1.24.        “Third Party Content” means Intellectual Property (including Content) licensed, made, conceived, or developed by a third party used by Overstock and contained in, comprising, or otherwise necessary to display and/or maintain the Web Site.

1.25.        “Web Site” means the co-branded Web site or collection of Internet pages developed by Overstock and Safeway in connection with this Agreement and residing within the Overstock Site and currently accessible by the public via the Internet at the URL http://www.safewayexclusives.com.

1.26.        “Web Site Service Standards” is defined in Section 3.1.

2.     SALES AND PURCHASES OF PRODUCTS FOR IN-STORE SALES.

2.1.          Joint Commitments.

2.1.1.       Each Party recognizes that the other Party generally purchases products from a wide variety of respective vendors, liquidators, and suppliers. Periodically during the term of this Agreement, the Parties  may provide one another with non-confidential, general information regarding the identity and status of  relevant suppliers and vendors for purposes of complying with the exclusivity obligations set forth herein.

2.1.2.       During the Term and subject to this Section 2.1, Safeway agrees to use reasonable good faith efforts to abstain from purchasing any Products or other substantially similar products as are contemplated hereunder from any of Overstock’s respective vendors or suppliers with whom Safeway does not have a pre-existing relationship as of the Effective Date. Subject to Safeway’s obligations under this Section 2.1, Safeway shall not be prohibited or restricted from purchasing any goods from any liquidator or similar person or entity.

2.1.3.       In addition, during the Term and subject to the conditions contained in this Agreement, Safeway shall purchase from Overstock no less than [*] of all products made available by Safeway in connection with Safeway’s “Safeway Exclusives” program. If Safeway fails, for a period of thirty (30) consecutive days during the Term, to sell Products [*], Overstock shall have the right, for a period of thirty (30) days thereafter, to terminate this Agreement upon not less than thirty (30) days written notice to Safeway .  Notwithstanding anything to the contrary contained herein, Safeway’s obligation under this Section 2.1 shall be conditioned on Overstock’s ability to timely deliver to Safeway Products at competitive prices which are of equal or greater quality, quantity and timeliness as those which Safeway could purchase from third parties. In the event Overstock fails to meet its obligations under this Agreement, the Parties shall negotiate in good faith to appropriately adjust downward Safeway’s obligations under this Section 2.1.2.

2.1.4.       Notwithstanding anything to the contrary contained herein but without affecting Safeway’s purchase obligations in Section 2.1.3, Overstock acknowledges that Safeway currently maintains, and shall be allowed to maintain unaffected by this Agreement, an existing contractual relationship with Groceryworks.com for online sales of related products.

2.1.5.       Overstock agrees that, during the Term, it shall not sell goods which are the same or similar to the Products to any store that has more than four hundred (400) retail stores in the following categories: (a) drug; (b) mass merchandising; (c) grocery; or (d) club or warehouse stores. In addition to the foregoing, Overstock agrees that, during the Term, it shall not, directly or through an affiliate, enter into any business relationship of any type (including without limitation, on-line sales, in-store sales, or consulting) with any entity selling groceries or drugs that has more than four hundred (400) retail stores.

2.1.6.       Non-Solicitation.  Each of the Parties agrees that during the term of this Agreement and for a [*] period thereafter, it shall not, except with the prior written consent of the other, solicit the employment or engagement of any employee of the other Party; provided that nothing shall prohibit either Party from employing an employee of the other who initiated discussions regarding employment, or who responded to a generally publicized advertisement for employment. In the event of a breach of this Section 2.16, the breaching Party shall pay to the non-breaching Party, as liquidated damages and not as a penalty, an amount equal to [*]. Payments to be made under this Section 2.1.6 shall be made within fifteen (15) days of the non-breaching Party’s demand.

2.2.          Product Offering; Prices and Payment.

2.2.1.       To the extent possible, Overstock shall periodically provide Safeway with written Product Lists and shall provide the Safeway Project Manager with frequent updates (as such become available) to the Product List to reflect changes in the Product mix, quantity, Purchase Price and other information.

2.2.2.       In order to assist Safeway  in determining whether to purchase Product and to the extent possible, Overstock shall, within ten (10) Business Days after a request from the Safeway Project Manager, use reasonable efforts to deliver a representative sample (contained in representative packaging) of the requested Product to the Safeway Project Manager, [*].

2.2.3.       Safeway’s initial purchase price for each Product shall be equal to Overstock’s actual, documented cost for the Product plus [*] (“Purchase Price”), subject to adjustment as provided herein. If Safeway specifically requests special sorting or repackaging services from Overstock, Safeway shall reimburse Overstock at a mutually agreed upon fee.

2.2.4.       Overstock shall invoice Safeway for all Product in a form and manner mutually agreed by the Parties.  Safeway shall pay all amounts (unless Safeway disputes such invoice amounts in good faith) within the later of ten (10) Business Days after receipt of Overstock’s invoice or Safeway’s first receipt of Product at the Delivery Point.  Safeway may contest, in good faith, all or any portion of an invoice by providing Overstock with written notice of such contest (the “Contest Notice”).  The Contest Notice will include the reason for such contest and the amount that the Safeway believes is properly due.  Overstock shall investigate the matter and provide a written response to Safeway.  If the Parties disagree, the dispute shall be submitted to the dispute resolution procedure set forth in Section 10.10 and 10.11 below. Safeway’s payment obligations and Overstock’s Product delivery obligations hereunder shall be suspended while any good-faith payment dispute is outstanding.

2.3.          Orders.

2.3.1.       Safeway’s purchase orders (“Purchase Order(s)”) for Products shall be submitted to Overstock in writing or via email within ten (10) business days from the anticipated arrival date of Products. Overstock shall provide Safeway with reasonable notice if Overstock has reason to believe that its suppliers or vendors will not have a certain Product available for shipment to Safeway. In addition, Overstock shall provide Safeway with as much notice as possible if it anticipates or has reason to believe that Overstock’s supply of a Product will not be sufficient to meet Safeway’s requirements. The Parties understand that because Overstock’s inventory of Products is dependent on the availability of Products from Overstock’s respective vendors, suppliers, and/or other providers, Overstock cannot make any specific representations regarding or otherwise guaranteeing the availability of the types or quantities of Products which may or may not be available for purchase by Safeway. Notwithstanding the foregoing, however, the Parties agree that at such time as Overstock accepts Safeway’s Purchase Order in accordance with Section 2.3.4 below, Overstock shall be obligated to timely and accurately fill such Purchase Order.

2.3.2.       All purchases and sales between Overstock and Safeway will be initiated by Safeway’s issuance of written Purchase Orders or Purchase Orders auto-faxed directly to Overstock from Safeway. Each Purchase Order shall include: (i) identification of  Products ordered; (ii) quantity to be purchased; (iii) Purchase Price of Products ordered; (iv)  requested delivery dates; (v) shipping instructions; and (vi) purchase order number(s).  Nothing contained in any purchase order will modify any material terms or conditions of this Agreement, and in the event of any conflict between this Agreement and any purchase order, this Agreement shall govern.

2.3.3.       During the Term, Overstock shall provide Safeway with [*] on all Product orders. To that end, Overstock shall use commercially reasonable efforts to timely and accurately fulfill all Safeway orders in accordance with Safeway’s [*], regardless of any allocation methodologies that may otherwise apply to any Product.

2.3.4.       Overstock shall notify Safeway of the acceptance or rejection of a Purchase Order within two (2) Business Days of receipt; provided that, in the event that  Overstock does not respond to any Purchase Order within such two (2) Business Day period, Overstock shall be deemed to have accepted the order as written.

2.3.5.       Safeway may redirect delivery of Products prior to shipment at no additional charge other than any additional freight charges actually incurred by Overstock . Furthermore, Safeway may, [*], cancel or reschedule delivery of Products if Overstock has not yet placed a binding order for such Products on Safeway’s behalf or Overstock is not legally bound to purchase such Products.  If Overstock has placed a binding order for such Products on Safeway’s behalf or Overstock is legally bound to purchase such Products and Safeway cancels an order, Safeway shall reimburse Overstock an amount equal to [*].  Overstock shall use best commercially reasonable efforts to return or resell such Products on behalf of Safeway at the highest price possible.

2.3.6.       Overstock (at Safeway’s expense) shall provide information which is required for Safeway to obtain any export or import licenses required for Safeway to ship or receive Products, including, but not limited to, certificates of origin, (NAFTA, etc.), manufacturer’s affidavits, Buy America qualification, and U.S. Federal Communications Commissions identifier, if applicable.

2.4.          Packaging and Shipping.

2.4.1.       Unless otherwise specified by Safeway, Overstock and/or its respective vendors, suppliers or other providers will mark, package and deliver all goods in a manner which is in accordance with industry standard practices.  Overstock shall use commercially reasonable efforts to accommodate any special packaging requests made by Safeway, and Safeway shall bear any additional expenses relating thereto.

2.4.2.       Shipment will be F.O.B. Safeway’s distribution center (“Delivery Point”), at which time risk of loss and title pass to Safeway.  All freight charges from either Overstock or the third party supplier to the Delivery Point, will be borne by Safeway.  Unless provided in this Agreement, [*].

2.4.3.       Upon reaching agreement on the prices associated with Product rush orders, Overstock shall use its reasonable efforts to meet Safeway’s requirements for reasonable rush orders for Products requiring immediate delivery.  The Parties will negotiate in good faith the prices for such rush orders, taking into consideration Overstock’s available inventory and additional shipping and personnel expense necessary.

2.4.4.       If Overstock fails to timely and accurately fill any Safeway Purchase Order that has been accepted by Overstock, Safeway may, in its sole discretion, either (i) accept the deficient order and Overstock shall credit Safeway promptly for such deficiency, or (ii) terminate the order and return any materially deficient order Products at Overstock’s expense.

2.5.          Inspection and Acceptance.

2.5.1.       Safeway will inspect all Products for obvious physical damage within five (5) days of receipt thereof. Safeway may reject any Product that appears defective by notifying Overstock in writing or by facsimile of its rejection within such five (5) day inspection period and requesting a Returned Material Authorization (“RMA”) number.  Overstock will provide the RMA number in writing or by facsimile to Safeway within five (5) days of receipt of the request. If Safeway observes Product discrepancies that are the result of shipping or Product carrier and/or transport circumstances, Safeway shall make note of such Product shipping discrepancies on the applicable bill of lading.  Within ten (10) days of receipt of the RMA number, Safeway will return to Overstock the rejected Product with the RMA number displayed on the rejected Product. Products not rejected by Safeway within two (2) Business Days of Safeway’s inspection thereof shall be deemed accepted by Safeway.

2.5.2.       Unless it is determined that Safeway, its agents or affiliates are responsible for the defect or discrepancy apparent in a returned Product, Overstock shall reimburse Safeway for the cost of the defective returned item together with return shipping and related charges from Safeway’s Standard Product Recovery Center (PRC) to Overstock or its designee within ten (10) Business Days after receiving the rejected Product from Safeway.

2.6.          Inventory Balancing.

2.6.1.       Safeway may return to Overstock and have liquidated any or all unsold Product (“Unsold Product”) at Safeway’s sole discretion in accordance with this Section 2.6; provided that such request is made within sixty (60) days of Safeway’s original receipt of such Unsold Products.

2.6.2.       In the event Safeway desires to return or have liquidated any Unsold Product, Safeway shall notify Overstock, and Overstock shall use its best commercially reasonable efforts to promptly identify, through use of its in-house business to business reseller personnel or otherwise, willing, ready and able buyers for the Unsold Products. Overstock shall use best commercially reasonable efforts to liquidate Unsold Products on behalf of Safeway at the highest price possible.

2.6.3.       At such time as Overstock identifies a buyer or buyers of all or part of the Unsold Product, Overstock shall provide Safeway with written or email notice of the price to be paid for, and quantity to be purchased of, the Unsold Product by such buyer(s).  Safeway shall then have the right to either (i) sell the Unsold Product directly to the buyer(s), (ii) return the Unsold Product to Overstock for processing prior to the sale thereof to the buyer(s) (in which case Overstock shall provide Safeway with a written “not-to-exceed” estimate of its handling costs, which shall not include the cost of  return shipping back to Overstock, which shall be borne by Overstock (but only to the extent that and insofar as such Overstock borne Unsold Product costs do not prevent Overstock from receiving at least  [*] for Products provided Safeway hereunder, as set forth in Section 2.7 below), or (iii) keep the Unsold Product.  If Safeway chooses option (ii) above, Safeway shall use best commercially reasonable efforts to itemize, sort, and organize all Unsold Products returned for processing to Overstock.

2.6.4.       Safeway shall include an Unsold Product Inventory Report (containing a description of Unsold Products and quantities) with all Unsold Product shipments returned back to Overstock. Such Unsold Product Inventory Reports shall correspond to and adequately reflect Safeway’s pre-return Product itemization, sorting and organization obligations hereunder. Upon Overstock’s receipt of Unsold Product, Overstock will, within five (5) days, reconcile Unsold Products actually received with Unsold Products documented on Safeway’s Unsold Product Inventory Report accompanying such return shipment. The Parties agree that Safeway shall have no financial responsibility to Overstock for Unsold Products that are returned to Overstock on account of “shrinkage”, stolen, or missing Unsold Product, unless such damage or loss was caused by Safeway or its agents.

2.6.5.       Upon liquidation of Unsold Product as set forth herein, Safeway shall be entitled to receive (either directly from the buyer(s) or from Overstock) the aggregate amount realized from the sale of the Unsold Products. Overstock shall share in any decreased return on Unsold Product, but  only to the extent provided in Section 2.7 below.

2.6.6.       The Parties agree that Overstock shall have no financial responsibility to Safeway for Unsold Products that are returned to Overstock in damaged or non-resalable form, or on account of “shrinkage”, stolen, or missing Product, unless such damage or loss was caused by Overstock or its agents.

2.7.          Reconciliation. The Parties shall, on a calendar quarterly basis, determine the aggregate Purchase Price paid by Safeway for Unsold Products and the amount actually received by Safeway for the sale of Unsold Products under Section 2.6 above (“Realized Amount”). In the event the Realized Amount is less than the aggregate Purchase Price for the applicable Unsold Products, subject to the next sentence, Overstock shall remit back to Safeway (or credit to Safeway, at Safeway’s discretion), the difference between the  Realized Amount and the aggregate Purchase Price for the applicable Unsold Products.  Notwithstanding the foregoing, the Parties expressly agree that in no event shall Overstock be obligated to remit to Safeway any amount which would, in the aggregate for such calendar quarter, cause Overstock to realize proceeds of less than Overstock’s actual, documented cost for such Products plus [*]. See Exhibit B attached hereto as an illustration of the foregoing.

2.8.          Sell-Off.  Upon expiration or termination of this Agreement, Safeway shall have the right, in its sole discretion, to sell-off all Products in its inventory.

3.     WEB SITE OPERATIONS AND SALES.

3.1.          Hosting and Maintenance of the Web Site. Overstock will be solely responsible for hosting, maintaining, securing, and operating the Web Site in accordance with the standards set forth herein, including the technical requirements and service standards set forth in Exhibit C

(the “Web Site Service Standards”).

3.2.          Future Developments.  Overstock will use commercially reasonable efforts to provide mutually agreed upon modifications or enhancements to the Website that are requested by Safeway.  Any Safeway-initiated modifications, additions, improvements and/or enhancements shall be performed at a mutually agreeable rate, which in no event shall exceed Overstock’s then current consulting and development rates.

3.3.          Domain Name.

3.3.1.       Overstock shall obtain and maintain during the Term, on Safeway’s behalf, at Safeway’s expense for registration fees and similar out-of-pocket expenses, and in Safeway’s name, an Internet Protocol address and corresponding domain name(s) as instructed by Safeway from time to time (singularly or collectively, “Domain Name”), and do all other acts necessary to establish and maintain the Internet Protocol address and Domain Name of the Web Site. The initial Domain Name shall be www.safewayexclusives.com.

3.3.2.       Safeway (at its own expense for registration fees and similar out-of-pocket expenses) may add to or change the Domain Name at any time by providing Overstock with written notice and Overstock shall make any additions or changes necessary (including without limitation, additional filings with registration entities or additional or modified links to or from the Web Site) within thirty (30) days after receiving such notice.  All right, title and interest in the Domain Name shall vest immediately and exclusively in Safeway. Overstock shall list the Administrative Contact and Billing Contact as follows:

Administrative Contact, Technical Contact:

        sande, bob  (BSW504)  bob.sande@SAFEWAY.COM

        Safeway, Inc.

        2800 Ygnacio Valley Rd

        Walnut Creek, Ca  94596

        925-944-4560

Billing Contact:

        Harry, Little  (LHK551)  harry.little@SAFEWAY.COM

        Safeway IT

        2800 Ygnacio Valley Rd.

        Walnut Creek, CA  94598

        925-944-4570

3.4.          Hidden Text.  Without prior written permission from Safeway, Overstock shall not include any hidden, microscopic, or invisible text, commands, code, programming, meta tags, or other similar material in the Web Site.

3.5.          Branding; Advertisements.

3.5.1.       The Parties shall mutually agree upon any third party advertisement, trademark, service mark, trade name, copyright or other Content on the Web Site. If Safeway consents to any third party advertisement on the Web Site, [*] of any and all revenues invoiced to such third parties. Without limiting the foregoing, neither Party shall enter into any agreement with any third party that imposes any obligations upon the other Party, without the other’s prior written consent.

3.5.2.       The page header of the Web Site shall be reserved for the exclusive use of Safeway branding and logos. During Term, and subject to Safeway’s consent as to placement, size and frequency, Overstock may place on the Web Site text and/or graphics stating “Powered by Overstock” or a similar attribution reasonably acceptable to Safeway.

3.6.          Navigation.

3.6.1.       The Web Site will be accessible to users via the Internet with the aid of any standard Web browser. Overstock shall create and maintain during the Term: (i) a hyperlink from the Safeway Site, and any other Safeway Stores web site(s) requested by Safeway, to the Web Site, and (ii) corresponding hyperlinks from the Web Site back to the Safeway Site.  The type and placement of the hyperlinks shall be as agreed to by the Parties.

3.6.2.       Overstock shall provide an interstitial page for users that click the hyperlink from the Safeway Site to the Web Site informing such users that it is leaving the Safeway Site.  Except as provided in this Section, Overstock shall not, in conjunction with the Web Site, use any interstitials, pop-up windows, other intermediate steps or any other technology or content which acts as a barrier to the transition of a user from the Safeway Site to the Web Site or any transition between pages within the Web Site, nor shall Overstock otherwise frame the pages within the Web Site or use any other technology which interferes with or affects the page layout of such pages.

3.6.3.       Overstock agrees not to override browser back button functionality for any purpose, including, without limitation, to prevent users who link to the Web Site from the Safeway Site from returning to the Safeway Site.

3.7.          Infrastructure Requirements.

3.7.1.       During the Term, Overstock shall, [*], provide all necessary servers, communication lines, connectivity and related hardware, software, equipment, physical facilities, and technology to host and operate the Web Site. In the event Safeway requests that Overstock utilizes any custom hardware, software or equipment solely for Safeway, the Parties shall negotiate in good faith regarding an equitable cost sharing arrangement therefore.

3.7.2.       Overstock shall configure and operate the Web Site upon a  secure computer hardware server with a direct Internet connection of at least T-1 bandwidth. Overstock shall locate the Web Site at Overstock’s premises or at a locked and secured location at a third party’s premises, provided no third party will have access to the Web Site, Customer Information or any Confidential Information of Safeway.

3.8.          Sale of Products On the Web Site.

3.8.1.       The Web Site shall promote and sell only those Products mutually agreed by the Parties. In no event shall Overstock knowingly include on the Web Site any Content or offer any Products which (i) infringe upon the copyright, literary, privacy, publicity, trademark, service mark or any other personal or property right of any person; (ii) constitute libel or defamation of any person or entity; (iii) constitute unfair competition or false advertising, (iv) contain content that is obscene, child pornographic or harmful to minors; or (iv) violate any Applicable Laws. The Parties further acknowledge and agree that nothing contained in this Agreement shall obligate Safeway to include Products on the Web Site that would violate the terms of any agreement binding on Safeway as of the Effective Date.

3.8.2.       In the event that a Web Site user desires to purchase a Product on or through the Web Site and such Product is no longer available to Overstock, Overstock agrees to use commercially reasonable efforts to provide such customer (at the customer’s sole discretion) with a reasonable alternative to the unavailable Product.

3.8.3.           Overstock shall provide customer service and support in accordance with the standards specified in Exhibit D (the “Customer Service Standards”).  Without limiting the foregoing, Overstock (or, if applicable, the respective Product manufacturer) agrees to provide all customer service and support for the Products sold to customers from the Web Site with highest industry standard responsiveness and satisfaction.

3.8.4.           Order Processing.  Overstock will be solely responsible for order processing, order fulfillment, payment processing, shipment, cancellations, complaints, returns and other forms of customer service. All such obligations shall be performed in accordance with the Customer Service Standards, or if not addressed thereon, in accordance with highest industry standards.

3.9.          Privacy Policy; Customer Information.

3.9.1.       Overstock represents, covenants, and agrees that it shall comply with all  terms and conditions of the Privacy Policy, as may be amended from time to time upon the mutual agreement of the Parties. In the event the Parties are unable to agree upon any such modification, but Overstock implements such modification without the approval of Safeway, Safeway shall have the right, but not the obligation, to terminate this Agreement without penalty or cost upon not less than ten (10) days prior written notice to Overstock.

3.9.2.       Without limiting any other warranty or obligation of Overstock under this Agreement, during the Term and thereafter in perpetuity, Overstock will not gather, store, use, disclose, distribute, sell, share, rent or otherwise transfer any personally identifiable information obtained from users of the Web Site, including name, address, phone numbers, credit card numbers, or Products requested (the “Customer Information”) in any manner, except as expressly provided in this Agreement or as Overstock may be expressly directed in advance in writing by Safeway.

3.9.3.       Overstock represents, covenants, and agrees that it will use Customer Information only in compliance with: (i) this Agreement; (ii) the Privacy Policy; and (iii) all Applicable Laws (including applicable laws, policies and regulations related to spamming, privacy, and consumer protection). Overstock further agrees that Overstock will use all commercially reasonable and appropriate security, such as, for example, encryption and passwords, to protect Customer Information from unauthorized disclosure (internally or externally) and that the use of such security does not give rise to any privacy rights in the communication as between Overstock and Safeway.

3.10.        Changes.

3.10.1.     Overstock shall not make any change to the Look and Feel of the Web Site or Content contained thereon without Safeway’s prior written consent.  The Parties do acknowledge, however, that Overstock may, without Safeway’s consent, but with notice to Safeway, make modifications to the Web Site other than to Look and Feel if such modifications are being made throughout the Overstock Site.

3.10.2.     Overstock will use commercially reasonable efforts to provide mutually agreed upon modifications or enhancements to the Web Site during the Term that are requested by Safeway. Any Safeway-initiated modifications, additions, improvements and/or enhancements shall be performed at a mutually agreeable rate, which in no event shall exceed Overstock’s then current consulting and development rates.

3.11.        Terms and Conditions.  The Web Site shall include Terms and Conditions for use, mutually agreed to by the Parties, created in such a way as to cause each user to view (i.e., at a minimum, to be forced to scroll through or past) and acknowledge (e.g., by an acknowledgement button following the text) the same.

3.12.        Revenue Sharing for Web Site Sales.

3.12.1.     Within fifteen (15) days of the end of each calendar month during the term, Overstock shall pay to Safeway an amount equal to the greater of (i) [*] of gross sales, or (ii) [*] of net profits for the month just ended. For purposes of this Section, “gross sales” means the gross price invoiced for all Products sold less only coupon discounts and promotional deductions agreed to by Safeway; “net profits” means the gross price invoiced for all Products sold less the actual cost of the Product(s) as documented by Overstock, taxes, out-bound shipping charges, and reasonable reserve for returns.  At the end of each calendar quarter during the Term, Overstock shall reconcile the return reserve used in the calculation of net profits with actual returns received during such period. Following such reconciliation, the applicable Party shall pay the other Party the amount necessary to correct any overpayment or underpayment (as applicable) resulting from the variance between the return reserve and actual reserves.  If any reconciliation shows an overstatement in the return reserve of more than [*], Overstock shall pay Safeway the correction amount described in the previous sentence [*]; provided that [*] shall not be Safeway’s exclusive remedy for an overstated return reserve and payment of such amount shall not limit or otherwise affect any other rights or remedies that Safeway may have under this Agreement or Applicable Law.

3.12.2.     Overstock shall provide the following reports to Safeway in the form and manner reasonably  requested by Safeway:  (a) daily usage reports describing the number of page impressions, number of users and such other information as reasonably requested by Safeway from time to time;  (b) detailed weekly logging of content access, and product movement, and (c)

a detailed accounting of all revenues, costs and expenses involved in the calculation of the amount payable under Section  3.12.1 (showing both the “gross sales” and “net profit” calculations).  Without limiting the foregoing, upon Safeway’s request, Overstock shall promptly provide Safeway with invoices and other documentation supporting the report described in clause (c).

3.13.        Joint Promotional Activities for the Web Site.   Subject to Section 4.5 below, the Parties will cooperate to promote the Web Site in ways to be mutually agreed upon.

4.     OWNERSHIP OF INTELLECTUAL PROPERTY

4.1.          Ownership By Safeway.

4.1.1.       Safeway Content.  Safeway is the sole and exclusive owner of the Safeway Content and all Intellectual Property relating thereto.  Subject to the terms and conditions contained herein, Safeway grants to Overstock, during the Term, a limited, non-exclusive, non-transferable, non-sublicensable, royalty free  license to access, operate, display and use the Safeway Content solely on the Web Site. Overstock acknowledges and agrees that it (i) may only use the Safeway Content in the form provided by Safeway, (ii) may use the Safeway Content solely in connection with this Agreement, and  (iii) shall not alter, edit, or make any change to the Safeway Content without Safeway’s prior written approval.  Safeway shall deliver the Safeway Content to Overstock in an electronic file format (e.g., .pdf, .txt, .gif, .jpg) or as otherwise agreed to by the Parties. Upon expiration or termination of this Agreement, the licenses granted in this Section 4.1 shall immediately revert to Safeway, and Overstock shall, at Safeway’s instructions, immediately either deliver to Safeway or destroy and erase all original and copies, summaries, abstractions and other iterations (regardless of form) of the Safeway Content.

4.1.2.       Custom Content. Overstock acknowledges and agrees that its creation and authorship of Custom Content constitutes a “work made for hire,” as that term is defined in Title 17 of the United States Code (the “Copyright Act”),  and that Safeway is, and shall be deemed to be, the sole author and owner of the Custom Content including Intellectual Property therein.  With respect to all Custom Content that is not covered by the definition of a “work made for hire” under the Copyright Act, such that Overstock would be regarded as the copyright author and owner, Overstock hereby assigns and agrees to assign to Safeway (at Safeway’s expense for registration fees and similar out-of-pocket expenses), and Safeway accepts and agrees to accept, Overstock’s entire right, title, and interest in and to such works, including all copyrights therein, for all media now known or later developed.  Overstock further agrees to execute, or cause to be executed by its employees, agents, or subcontractors, whatever assignments of copyright and ancillary and confirmatory documents that may be required or appropriate so that title to any Custom Content and to the copyright therein shall be clearly and exclusively held by Safeway or any nominee thereof.

4.1.3.       Domain Name.   Safeway shall own all right, title and interest in and to the Domain Name and all Intellectual Property related thereto.

4.2.          Overstock Content. Overstock is the sole and exclusive owner of the Overstock

Content and all Intellectual Property relating thereto.  Subject to the terms and conditions contained herein, Overstock grants to Safeway, during the Term, a limited, non-exclusive, non-transferable, non-sublicensable license to access, reproduce, display and use the Overstock Content for use in the promotions set forth herein. Safeway acknowledges and agrees that it (i) may only use the Overstock Content in the form provided by Overstock, (ii) may use the Overstock Content solely in connection with this Agreement, and  (iii) shall not alter, edit, or make any change to the Overstock Content without Overstock’s prior written approval. Overstock shall deliver the Overstock Content to Overstock in an electronic file format (e.g., .pdf, .txt, ..gif, .jpg) or as otherwise agreed to by the Parties. Upon expiration or termination of this Agreement and subject to Safeway’s right to sell-off inventory of Products, the licenses granted in this Section 4.2 shall revert to Overstock, and Safeway shall, at Overstock’s instructions, immediately either deliver to Overstock or destroy and erase all original and copies, summaries, abstractions and other iterations (regardless of form) of the Overstock Content.

4.3.          Third Party Content.  Overstock shall obtain and maintain throughout the Term, at Overstock’s sole cost and expense,  a world-wide license to use the Third Party Content incorporated into the Web Site . Such license must include the electronic distribution and public display and performance of the Third Party Content and the right to modify, amend, create derivative works, rent, sell, assign, lease, sublicense, or otherwise alter or transfer the Third Party Content. If Safeway specifically requests the inclusion of certain Third Party Content, Safeway shall assist Overstock in securing the aforementioned rights to such Third Party Content.

4.4.          Copyright Notice.

4.4.1.       Overstock shall cause the following copyright notice (or any other notices as instructed by Safeway) to be displayed on each page of the Web Site on which Safeway Content is viewed: “© ____________ Inc.  All Rights Reserved.”

4.4.2.       Safeway shall cause the following copyright notice (or any other notices as instructed by Safeway) to be displayed on each item on which Overstock Content is displayed: “© ____________ Inc.  All Rights Reserved.”

4.5.          Use of Name, Trademark and Logos.

4.5.1.       Each Party understands that listing the other as a customer, client, or otherwise, has value, and therefore agrees that each Party will submit to the other Party for such Party’s prior written approval all marketing, advertising, press releases, and all other promotional materials (including sales literature, press releases, trade shows, posters, reference lists, or similar public announcements) referencing the other Party and/or the other Party’s trade names, trademarks, service marks, copyright or other Intellectual Property right, prior to the use or distribution of such materials. Neither Party shall use or distribute any such material unless and until it receives the other Party’s written approval to do so. Approval shall not be unreasonably withheld or delayed.  Once approved, such materials may be reused until such approval is reasonably withdrawn with reasonable prior notice.

4.5.2.       In using the other Party’s trade names, trademarks, service marks, copyright or other Intellectual Property right hereunder, each Party acknowledges and agrees that; (i) the other Party’s trade names, trademarks, service marks, copyright or other Intellectual Property right shall remain the sole property of the other Party; (ii) nothing in this Agreement shall confer in the Party any right of ownership in the other Party’s trade names, trademarks, service marks, copyright or other Intellectual Property; and (iii) the Party shall not now or in the future contest the validity of the other Party’s trade names, trademarks, service marks, copyright or other Intellectual Property right.

4.5.3.       The Parties acknowledge and agree that, in light of certain conflicts concerning the use of the Safeway name in Indiana, Safeway may condition its consent under Section 4.5.1 to use outside of Indiana and may impose special conditions on such use within Indiana.

5.     AUDIT RIGHTS.

5.1.          For the purpose of confirming the accuracy of payments either made or outstanding under this Agreement, Safeway will have the right to, or to direct an independent “Big Five” auditor to, audit all books, records and documents of Overstock that relate to this Agreement or payments made or otherwise outstanding hereunder. Safeway shall give Overstock five (5) Business Days prior written notice of such audit, and shall conduct such audit during regular business hours in a manner that does not unreasonably interfere with Overstock’s business.

5.2.          Overstock shall, during the Term and for five (5) years thereafter, keep and maintain all books and records as are necessary to substantiate, without limitation, Product costs, gross sales calculations, net sales calculations, Product shipments, Product sales, accounts receivable and invoiced amounts.

5.3.          All audits shall be at the expense of Safeway unless the audit reveals non-compliance by Overstock with the terms of this Agreement, in which case the audit shall be at the expense of Overstock.

6.     REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITIES

6.1.          General Representations and Warranties. Each Party represents and warrants for the benefit of the other that: (a) it has full and requisite corporate power and authority to enter into and perform under and grant the rights specified in this Agreement; and (b) in performance of its obligations under this Agreement it will comply with all Applicable Laws now or hereafter enacted that are applicable to performance under this Agreement,  including the Health Insurance Portability and Accountability Act of 1996 and other Applicable Laws relating to the handling of personally identifiable data, and all Applicable Laws which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Montreal Protocol, the Toxic Substances Control Act and similar laws, rules, statutes, treaties or orders and international understandings.

6.2.          Overstock Representations, Warranties and Covenants.

6.2.1.               Service.  Overstock represents, warrants and agrees that all services to be provided under this Agreement shall be performed in a professional, competent, and timely manner by appropriately qualified personnel in accordance with this Agreement.

6.2.2.               Third Party Compensation.  Overstock represents and warrants that it has not received any compensation from a third party to include any programs, data, hyperlinks, advertisements, or other Content in the Web Site.

6.2.3.               Authority to License.  Overstock represents and warrants that it has full power and authority to grant the rights granted by this Agreement to Safeway (including without limitation, the right to use the Third Party Content), that no consent of any other person or entity is required by Overstock to grant such rights.

6.2.4.               Non-Infringement.  Overstock represents and warrants that to the best of Overstock’s knowledge neither the performance of this Agreement by Overstock, nor the license to, and use by, Safeway and the Web Site users of the Overstock Content, Third Party Content, Custom Content or Web Site will in any way violate any agreement, nor constitute an infringement or other violation of any copyright, trade secret, trademark, service mark, patent, design, proprietary information, or other Intellectual Property of any third party.

6.2.5.               Quiet Enjoyment.  Overstock represents and warrants that Safeway and the users of the Web Site shall be entitled to use the Overstock Content, Third Party Content, Custom Content and Web Site without unscheduled disturbance in accordance with this Agreement, subject only to Safeway’s obligation to make the required payments under this Agreement.

6.2.6.               Title.  Overstock warrants that to the best of its knowledge, Safeway and its customers shall acquire good and clear title to the Products, free and clear of all liens, claims, and encumbrances.

6.2.7.               Product Warranty. Overstock shall provide and (where possible) assign Product warranties or other warranties it receives from third parties in performance of this  program to Safeway. However, subject to the foregoing, Overstock (including its vendors and suppliers) is neither providing nor representing or warranting that Products under this Agreement come with any product warranty above or in addition to any manufacturer or vendor-provided product warranty for any particular Product. To the extent possible, Products will be provided under this Agreement with the remainder of the manufacturer’s stated Product warranty (if any) in place.

6.3.          Safeway Warranties. Safeway warrants to Overstock that  all Content provided to Overstock by  Safeway is either owned or properly licensed by Safeway or is in the public domain and the use thereof by Overstock will not infringe any Intellectual Property rights of any third party.

6.4.          Limited Warranty. UNLESS EXPRESSLY PROVIDED, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.5.          Limitation of Liabilities.  EXCLUDING (I) LIABILITY CAUSED BY THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PARTY, OR (II) EACH PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, BOTH PARTIES’ LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO MONETARY DAMAGES, AND THE AGGREGATE AMOUNT THEREOF FOR ALL CLAIMS SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE AMOUNTS PAID BY SAFEWAY HEREUNDER DURING THE PREVIOUS TWELVE (12) MONTHS PERIOD. NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY LEGAL OR EQUITABLE THEORY, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, THE LIABILITY LIMITATION CONTAINED IN THIS SECTION SHALL NOT APPLY TO (I) LIABILITY CAUSED BY THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PARTY, OR (II) EACH PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

7.     INDEMNIFICATION

7.1.          Overstock Indemnity.

7.1.1.       Overstock shall indemnify, and hold harmless Safeway, its users, directors, officers, agents, employees, members, subsidiaries, joint venture partners, and predecessors and successors in interest from and against any third party claim, action, proceeding, liability, loss, damage, cost, or expense, including, without limitation, attorneys’ fees, arising out of, relating to or in any way connected with: (1) any claim that the Overstock Content, Third Party Content, Custom Content, and/or Web Site (collectively, the “Web Content”) infringes upon or otherwise violates any copyright, trade secret, trademark, service mark, patent, design, proprietary information, or other Intellectual Property rights of any third party (unless such infringement was caused by Safeway), (2) any uncured material breach of its representations or warranties contained herein, and/or (3) any negligent action or inaction of Overstock or its employees, contractor or agents.  Overstock shall pay all amounts that a court or arbitrator finally awards or that Overstock agrees to in settlement of such claim(s) as well as any and all expenses or charges arising from such claim(s) as they are incurred by Safeway or any other party indemnified under this Section.

7.1.2.       If the operation or use of Web Content becomes, or in Safeway’s opinion is likely to become, the subject of a claim, Safeway shall permit Overstock, at Overstock’s option and expense for all associated costs, either to (i) procure the right for Safeway to continue to use the Web Content or (ii) modify the Web Content in such a manner for it to become non-infringing, provided such modification does not cause the Web Content to fail to comply with any of the requirements of this Agreement, including all functionality, technical specifications, performance warranties, and Web Site Specifications.

7.1.3.       Overstock shall have no indemnity obligation under this Section 7.1 for claims arising out of any Safeway Content incorporated into the Web Site.

7.2.          Safeway Indemnification Obligations.

7.2.1.       Safeway shall defend, indemnify, and hold harmless Overstock, its users, directors, officers, agents, employees, members, subsidiaries, joint venture partners, and predecessors and successors in interest from and against any third party claim, action, proceeding, liability, loss, damage, cost, or expense, including, without limitation, attorneys’ fees as provided herein, arising out of or relating to: (1) any claim that the Safeway Content infringes upon or otherwise violates any copyright, trade secret, trademark, service mark, patent, design, proprietary information, or other Intellectual Property rights of any third party(unless such infringement was caused by Overstock), (2) any uncured material breach of its representations or warranties contained herein, and/or (3) any negligent action or inaction of Safeway or its employees, contractor or agents.  Safeway shall pay all amounts that a court or arbitrator finally awards or that Safeway agrees to in settlement of such claim(s) as well as any and all expenses or charges arising from such claim(s) as they are incurred by Overstock or any other party indemnified under this Section.

7.2.2.       If the operation or use of Safeway Content becomes, or in Overstock’s opinion is likely to become, the subject of a claim, Overstock shall permit Safeway, at Safeway’s option and expense for all associated costs, either to (i) procure the right for Overstock to continue to use the Safeway Content or (ii) modify the Safeway Content in such a manner for it to become non-infringing, provided such modification does not cause the Safeway Content to fail to comply with any of the requirements of this Agreement, including all functionality, technical specifications, performance warranties, and Web Site Specifications.

7.2.3.       Safeway shall have no indemnity obligation under this Section 7.2 for claims arising out of any Overstock Content, Custom Content or Third Party Content incorporated into the Web Site to the extent that such Overstock Content, Custom Content, or Third Party Content (as opposed to Safeway Content incorporated therein) form the basis for such claims.

7.3           Indemnification Procedure. As an indemnitee under this Agreement, an indemnitee shall (i) promptly notify the indemnitor in writing of any such claim for which indemnity may be had, (ii) allow the indemnitor to have sole control of the defense and all related settlement negotiations so long as such defense and/or settlement proceedings do not impair the rights of indemnitee (however, indemnitee reserves the right to retain independent counsel of its choosing and at its own expense);); and (iii) provide indemnitor with reasonably available information, authority and assistance (at the indemnitor’s expense) necessary to perform indemnitor’s obligations under this Section.

8.     CONFIDENTIALITY

8.1.          The term “Confidential Information” shall mean (i) the terms of this Agreement (and not its existence), (ii) CustomerInformation, (ii) any information disclosed by one Party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential, and (iv) oral information disclosed by one Party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving Party. Notwithstanding the above, neither Party shall have liability to the other with regard to any Confidential Information of the other which: (i) was generally known and available at the time it was disclosed or becomes generally known and available through no fault of the receiver; (ii) was known to the receiver, without restriction, at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosure; (iv) was independently developed by the receiver without any use of the Confidential Information; or (v) becomes known to the receiver, without restriction, from a source other than the disclosure without breach of this Agreement by the receiver and otherwise not in violation of the disclosure’s rights.  In addition, each Party shall be entitled to disclose the other Party’s Confidential Information to the extent such disclosure is requested by the order or requirement of a court, administrative agency, or other governmental body, including the Securities and Exchange Commission; provided, that the Party required to make the disclosure shall provide prompt, advance notice thereof to enable the other Party to seek a protective order or otherwise prevent such disclosure, confidential treatment of certain information, or otherwise prevent such disclosure.

8.2.          Each Party shall (i) treat as confidential all Confidential Information of the other Party, (ii) not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other Party’s Confidential Information, and (iv)  not disclose any of the other Party’s Confidential Information to any third party except as may be necessary and required under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein.  Without limiting the foregoing, each of the Parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Party under this Agreement, but in no event less than reasonable care. The receiving Party shall notify the disclosing Party, in writing, of any disclosure, loss or use of Confidential Information in violation of this Agreement promptly after the receiving Party receives notice of such violation.

8.3.          If either Party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the other Party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

8.4.          With respect to Confidential Information in the receiving Party’s possession as of such expiration or termination, the receiving Party shall within ten (10) Business Days after the expiration or termination of this Agreement, return or destroy all such Confidential Information in its actual or constructive possession (including all original, copies, summaries, abstractions and other iterations, regardless of form) to the disclosing Party in any manner that the disclosing Party may reasonably direct.

9.     TERM AND TERMINATION

9.1.          Term.  Unless terminated earlier as provided herein, this Agreement shall have a term of two (2) years commencing on the Effective Date (the “Initial Term”), unless terminated sooner by written notice given by a Party pursuant to this Agreement.  No later than [*] prior to the expiration of the Initial Term, or any subsequent Term, Safeway may give notice to Overstock, extending the term for one (1) year.  For purposes of the exclusivity provisions of this Agreement, “Term” shall refer to the Initial Term and any renewal or subsequent term(s).

9.2.          Termination for Cause.  This Agreement may be terminated by a Party for cause immediately by written notice upon the occurrence of any of the following events: (i) if the other ceases to do business, or otherwise terminates its business operations; (ii) if the other breaches any provision of this Agreement and fails to cure such breach within thirty (30) days (immediately in the case of a breach of Section 11) of written notice describing the breach; (iii) if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days); (iv) in accordance with the Customer Service Standards and the Web Site Service Standards; and/or (v) following a force majeure event in accordance with Section 10.2.

9.3.          Survival. Sections 2.6, 2.7, 2.8, 3.3, 3.10, 3.13, 3.14, 4-8 (inclusive), 9.3, and 10 shall survive the expiration or termination of this Agreement.

10.  GENERAL

10.1.        Project Managers. Each Party will appoint a project manager (“Project Manager”) as a primary point of contact for this Agreement, and will provide written notification to the other Party of the names of the Project Managers within five (5) Business Days of the Effective Date. The Project Managers shall be responsible for: (i) managing the day-to-day activities under this Agreement, (ii) serving as liaisons between the Parties, (iii) assigning and scheduling the appropriate personnel to perform all of the required services under this Agreement, and (iv) authorizing and executing any and all change order(s) in connection with the development of the Web Site.  In the event that either Party appoints a new Project Manager, such Party will promptly notify the other.  Should either Party be dissatisfied with the performance, competence, responsiveness, capabilities, cooperativeness, or fitness for a particular task of any person assigned by the other Party to perform services under this Agreement, including the Project Manager, such Party may request the replacement of that person.  Each Party shall endeavor to address the concerns of the other Party and, if appropriate, to replace the person(s) requested to be replaced.

10.2.        Force Majeure.  Neither Party shall be considered in default of performance of its obligations under this Agreement to the extent that performance of such obligations is delayed by acts of terrorism, civil disturbance, or acts of God; provided, however, that if performance is delayed by a force majeure even for a period of more than twenty (20) days, either Party, in its sole discretion, may terminate this Agreement.

10.3.        Assignment.  This Agreement shall be binding on the Parties hereto and their successors and assigns.  Neither Party may assign, license, or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign or transfer, in whole or part, this Agreement or any of its rights or obligations arising hereunder in connection with a sale, merger, acquisition or other disposition involving all or substantially all of its assets or liabilities if such assignee agrees in writing to be bound by all terms and conditions contained herein; provided, further, that Overstock (or its acquiror) shall remain liable of all of its obligations under this Agreement regardless of any assignment.

10.4.        Independent Contractors.  Each Party shall perform its obligations hereunder as an independent contractor of the other and shall be solely responsible for its own financial obligations.  Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the Parties, and neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

10.5.        Modification.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties.

10.6.        Waiver.  The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter.  The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

10.7.        Notices. All notices, requests, or other communications (excluding invoices) hereunder shall be in writing and either transmitted via certified or registered mail, overnight courier, facsimile (with a machine-provided receipt), hand delivery or certified or registered mail, postage prepaid and return receipt requested to the Parties at the following addresses or such other addresses as may be specified by written notice. Notices will be deemed to have been given (i) on the next Business Day if sent by overnight courier, prepaid, or by facsimile, or hand delivery, or (ii) three (3) Business Days if sent by U.S. mail, postage prepaid.

10.8.        No Third Party Beneficiaries.  Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Safeway or Overstock any rights, remedies or other benefits under or by reason of this Agreement.

10.9.        Severability.  This Agreement represents the negotiated agreement of the Parties, with the advice and assistance of counsel, and shall not be construed against either Party as the drafter thereof. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with Applicable Laws, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and will be construed in such a manner as to carry out the full intention of the Parties and the Parties will negotiate in good faith to replace any material provisions that have been determined to be invalid.

10.10.      Informal Dispute Resolution.  All disputes, controversies or claims (collectively, “Disputes”) arising out of or relating to this Agreement (excluding indemnity claims) shall initially be submitted to the Project Managers for good faith negotiations.  If the Project Managers are unable to resolve the Dispute within ten (10) Business Days after submission of the dispute to them, either Party may escalate the Dispute to the vice presidents (or other executive with a similar level of authority) responsible for such Party’s performance of the Agreement for attempted resolution through good faith negotiations.  If such executives are unable to resolve the Dispute within ten (10) Business Days after submission of the Dispute to them, then the Parties may proceed to litigation or, if mutually agreed, arbitration.

10.11.      Arbitration.  Any Dispute (other than a Dispute under Section 8 of this Agreement) that the Parties are unable to resolve through the procedures set forth in Section 10.10 of this Agreement shall be submitted to arbitration in accordance with the following procedures:

10.11.1.   Either Party may demand arbitration by giving the other Party notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing Party’s request for relief and shall include a statement of the total amount of damages claimed, if any, and any other remedy sought by that Party.  If Safeway requests arbitration as a result of a perceived non-compliance by Overstock of the terms of this Agreement, the arbitration shall be held before one neutral arbitrator in Salt Lake City, Utah .. If Overstock requests arbitration as a result of a perceived non-compliance by Safeway of the terms of this Agreement, the arbitration shall be held before one neutral arbitrator in the San Francisco Bay Area, California.

10.11.2.   Within 5 Business Days after the other Party’s receipt of such demand, the Parties shall mutually determine who the arbitrator will be.  If the Parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the AAA.  In any event, the arbitrator shall have a background in, and knowledge of, the retail sales business and the information technology and e-commerce industries and shall be an appropriate person based on the nature of the Dispute.  If a person with experience in both such industries is not available, the arbitrator shall be chosen from the large and complex case panel or, if an appropriate person is not available from such panel, the retired federal judges pool.

10.11.3.   The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 10.  However, the arbitration shall be administered by any organization mutually agreed to in writing by the Parties.  If the Parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA under its procedures for large and complex cases.  Pending the arbitrator’s determination of the merits of the Dispute, either Party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.

10.11.4.   Discovery shall be limited to the request for and production of documents and interrogatories.  Interrogatories shall be allowed only as follows:  a Party may request the other Party to identify by name, last known address and telephone number (i) of all persons having knowledge of facts relevant to the Dispute and a brief description of that person’s knowledge, (ii) any experts who may be called as an expert witness, the subject matter about which the expert is expected to testify, the mental impressions and opinions held by the expert and the facts known by the expert (regardless of when the factual information was acquired) which relate to or form the basis for the mental impressions and opinions held by the expert and (iii) any experts who have been used for consultation, but who are not expected to be called as an expert witness, if such consulting expert’s opinions or impressions have been reviewed by an expert witness.  All discovery shall be guided by the Federal Rules of Civil Procedure.  All issues concerning discovery upon which the Parties cannot agree shall be submitted to the arbitrator for determination.

10.11.5.   In rendering an award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of the State of Delaware, without reference to conflict of law principles.

10.11.6.   Each of Safeway and Overstock agree that it shall use commercially reasonable efforts to join (and will allow the other Party to join) any third party that the Parties have agreed is indispensable to the arbitration.  If any such third party does not agree to be joined, the arbitration shall proceed nonetheless.

10.11.7.   The decision of, and award rendered by, the arbitrator shall be determined no more than thirty (30) days after the selection of the arbitrator and shall be final and binding on the Parties and shall not be subject to appeal.  Judgment on the award may be entered in and enforced by any court of competent jurisdiction.  Each Party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

10.11.8.   The provisions of this Section 10 will not be construed to prevent a Party from (i) seeking a temporary restraining order or injunctive or other equitable relief or specific performance with respect to a breach (or attempted breach) of this Agreement by the other Party, or (ii) instituting litigation or other formal proceedings to the extent necessary (A) to enforce the award of the arbitrator or (B) to avoid the expiration of any applicable limitations period.  Except for such matters, the Parties agree that the provisions of this Section 10 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.

10.12.      Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without reference to conflict of laws principles. If Safeway commences suit hereunder, the Parties irrevocably submit to the jurisdiction of courts in Salt Lake City, Utah. If Overstock commences suit hereunder, the Parties irrevocably submit to the jurisdiction of courts in the San Francisco Bay Area, California.

10.13.      Interpretation.

10.13.1.   This Agreement hereto, represent and constitute the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter contained herein.

10.13.2.   When used in this Agreement, the terms “including” or “include” will not limit the generality of any provision of this Agreement but rather will be interpreted as if followed by the words “without limitation” or “but not limited to.”

10.13.3.   This Agreement and any amendment hereto or any other document delivered pursuant hereto may be executed by telecopy, in one or more counterparts, and by different Parties in separate counterparts.  All of such counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.  Any execution by telecopy will be followed promptly by the delivery of signed original counterparts to the Party or Parties receiving the telecopy.

10.13.4.   Headings are inserted for convenience only and will not affect the construction of the Agreement.

                                IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

The Parties have signed below to indicate their acceptance of the terms of this Agreement.

SAFEWAY INC.

OVERSTOCK.COM, INC.

By:

/s/ Daniel Dmochowski

By:

/s/ Jason Lindsey

Name: Daniel Dmochowski

Name:

Jason Lindsey

Title: Vice President, Marketing Services

Title:

CFO

EXHIBIT A

PRIVACY POLICY

We use the information we collect when you log on and visit different sections of our site to help make our site, products and services more useful to you.  We also use this information to offer savings awards and other promotions to you.  We may use this information to give you personally-tailored coupons, offers or other information which may be provided to us by other companies. We may create compilations of information that is not personally-identifying and provide this data to other companies to help them understand the demographics of our customers.

We do not sell or lease personally-identifying information to any other company, person or agency. “Personally-identifying information” means your name, address, social security number, bank account, credit card number, telephone number or other information by which you can be personally identified. We do not disclose personally identifying information to other non-affiliated companies or persons for commercial purposes. We may disclose personally-identifying information in response to a subpoena, court order or a specific request by a law enforcement agency, or as required by law.

Please remember that you may be asked for information by entities other than us when clicking on an advertisement or hypertext language linking this site to other sites. We do not exercise control over any information you give to any other entity, even if that information was provided after linking to the entity requesting the information from our website.

By using this site, you are agreeing to the conditions of this Privacy Policy.  IF YOU DO NOT AGREE WITH THIS PRIVACY POLICY, DO NOT USE THIS SITE. We reserve the right at our discretion to change, modify, add, or remove portions of this Policy at any time. Any changes will be posted on the site. Please check this page periodically for changes.

EXHIBIT B

RECONCILIATION ILLUSTRATION

(See attached)

[*]

EXHIBIT C

WEB SITE SERVICE STANDARDS

Overstock shall comply with the technical requirements set forth in this Exhibit with respect to the Web Site.

1.     Servers; Capacity.  Overstock shall have a back-up server available and ready to operate in the event the main server ceases to function in accordance with this Agreement.  Overstock shall maintain sufficient Server capacity and Internet connectivity throughout the term of this Agreement to accommodate growth in user numbers and overall traffic levels to the Web Site. Overstock shall host and operate the Web Site such that users experience access times and times to retrieve full Web pages that are no slower than the access times and times to retrieve full Web pages by users visiting comparable Web pages hosted by Overstock for the Overstock Web Site.  Without limiting the foregoing, Overstock shall use reasonable commercial efforts to manage the Web Site so that usage does not exceed seventy percent (70%) of capacity.  In the event Overstock anticipates that such usage will exceed seventy percent (70%) of capacity within the next thirty (30) days, Overstock shall notify Safeway of this anticipated event within five (5) days. If usage does at any time exceed [*] of capacity, Overstock shall notify Safeway within one (1) day of such event.

2.     Site Availability.  Except as otherwise agreed in writing between the Parties, the Web Site shall be available, via the Internet, and according to the terms of this Agreement, twenty-four (24) hours a day, seven (7) days a week, without interruption, with the sole exception of scheduled maintenance periods (“Scheduled Maintenance”), which shall not exceed two (2) hours per week.  Overstock shall use commercially reasonable efforts to conduct any Scheduled Maintenance on equipment during hours when the number of visitors to the Web Site is relatively low compared to the overall visitor access rates.  Overstock shall provide Safeway with at least twenty four (24) hours advance notice prior to conducting Scheduled Maintenance.  In the event that Site Availability for any month drops below [*] during the Primary Business Hours (as defined below) (“Site Availability Failure”), Safeway shall have the remedies set forth in Section 10 of this Exhibit.  For the purposes of this Section, Site Availability will be calculated based on the following formula:

                        X = 100 [1 — (Y /Z)] where

X =          Site Availability

Y =          Total number of minutes that the Server is down in the applicable month.

Z =          Total number of minutes during Primary Business Hours in applicable month

3.     Problem Response.  Except during the Scheduled Maintenance period, if the Server or the Web Site becomes unavailable to users via the Internet, Overstock shall have qualified personnel respond immediately and render continuous commercially reasonable efforts until the problem has been remedied; provided that, in the event a problem arises outside of Primary Business Hours, Overstock’s obligation under this Section shall be suspended until the commencement of Primary Business Hours.

4.     Cooperation and Access.  Overstock shall cooperate fully with Safeway in providing Safeway with physical access to the Server on which the Web Site is stored during normal business hours as reasonably requested by Safeway given a minimum of (3) Business Days notice and in removing access by the general public to the Web Site from Overstock’s computers upon the written request of Safeway.

5.     Back-Up.  Overstock shall maintain daily onsite and weekly offsite back-up copies of Customer Information and all other information necessary or desirable to calculate revenues and pricing hereunder.  Overstock shall provide a copy of all such back-up materials in a form and manner acceptable to Safeway within seventy two (72) hours of Safeway’s request.

6.     Product Updates. Overstock will promptly update the Products promoted on the Web Site so that at no time will more than [*] of Products be unavailable to users for immediate delivery.

7.     Security.  Overstock shall use commercially reasonable efforts to secure the Web Site, reports, Customer Information, and the physical location where the Web Site programs, computers and data are stored, against unauthorized intrusions, modifications, introduction of viruses or damage. All transactions made through the Web Site shall be received and processed using a secure Server.  The Server shall log all visits to the Web Site, along with all relevant available information pertaining to the visits.

8.     Bug Fixes.  Overstock shall use commercially reasonable efforts to correct any bugs or other problems or irregularities that affect the proper operation of the Web Site within forty eight (48) hours of discovery thereof.

9.  Abandonment.  Overstock shall use its best efforts to minimize shopping cart abandonment on the Web Site.

10.   Reports.  Within two (2) Business Days after any outage, Overstock shall provide Safeway with Web Site outage reports specifying, the time of outage, response time, time to repair and a root cause analysis.  Within ten (10) days after the end of each calendar month, Overstock shall provide Safeway with the following monthly reports specifying (i) the average percentage of Products shown on the Web Site that are available for immediate delivery, (ii) any virus or other similar repairs during the preceding month and the time to complete all such repairs,  (iii) average capacity during the preceding month, and (iv) the abandonment report.

11.     Remedies for Failures.  For each failure to satisfy the standards set forth in Sections 1, 2, 3, 6 , 8, or 10 during the Term (each, a “Service Standard Failure”), Overstock shall provide Safeway with a credit of [*] to be applied on Safeway’s next order, or if such credit remains at the end of the Term, Overstock shall pay all credits to Safeway within ten (10) days.  In the event that the combined number of Site Specification Failures equals or exceeds [*] during any one (1) month period, Safeway, in addition to any other rights or remedies it may have under the Agreement, shall have the right to terminate the Agreement.

EXHIBIT D

CUSTOMER SERVICE REQUIREMENTS

Company shall comply with the following customer service requirements:

1.               Receive and respond to e-mails and phone orders within one (1) Business Day  of receipt via a computer available to the customer service staff.

2.               Provide the User with an order confirmation within twenty four (24) hours of receipt.  Order confirmation should include any information on such order status, and expected delivery times.

3.               Maintain ability to handle volumes in excess of [*] of Company’s average daily order volumes.

4.               Receive orders on the Web Site or e-mail and process orders within forty-eight (48) hours of receipt.

5.               Maintain “best practices” customer service policies, e.g. “The Customer is always right, even when he/she is not.”

6.               Provide and staff a unique e-mail address for customer service for the Web Site.

7.               Post the complete and accurate details of Company’s customer service policies in the Web Site, including: return policies, warranty information, contact information and any other information as may be required by law.

8.               Provide Safeway with monthly reports specifying (i) email and phone order response time, (ii) order confirmation response time, (iii) average daily order volume, (iii) average daily order capacity, and (iv) order processing response time.

9.               For each any failure to meet the standards contained in Sections 1, 2, 3, 4 or 8 (“Service Metric Failures”) during the Term, Overstock shall provide Safeway with a credit of [*] to be applied on Safeway’s next order.  In the event that the combined number of Service Metric Failures equals or exceeds [*], Safeway, in addition to any other rights or remedies it may have under the Agreement, shall have the right to terminate the Agreement.